Consent of Independent Registered Public Accounting Firm

The Oncology Institute, Inc.
Cerritos, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-261740) and Form S-8 (No. 333-262903) of The Oncology Institute, Inc. of our report dated March 11, 2022, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Costa Mesa, California
March 11, 2022